Media Relations:	Harry Shaw
(615) 261-1570
hshaw@spheris.com

Investor Relations:	Linda Garrad
(615) 261-1597
lgarrad@spheris.com
For Immediate Release
Nov. 13, 2006
SPHERIS REPORTS THIRD QUARTER 2006 RESULTS
FRANKLIN, Tenn (November 13, 2006) — Spheris, a leading global outsource provider of clinical documentation technology and services, today announced results for the three and nine months ended September 30, 2006.
Financial Highlights—Third Quarter of 2006
Net revenues for the third quarter of 2006 were $51.5 million compared with $51.9 million in the third quarter of 2005. The $0.4 million decline in net revenues during the third quarter of 2006 from the prior-year period was primarily due to an $0.8 million impact from one less business day during the third quarter of 2006 compared to the same period in the prior year. The day impact was partially offset by revenue generated from the March 31, 2006 acquisition of Vianeta Communications. Operating income was $0.6 million during the third quarter of 2006 compared with $1.3 million during the prior-year period. The decline in operating income versus the prior year period was due primarily to the decline in net revenues and costs resulting from technology and platform investments related to the implementation of the new Spheris Clarity™ platform and related speech recognition initiatives. Earnings before interest, taxes and depreciation and amortization, or EBITDA, was $7.4 million in the third quarter compared with $8.1 million in the prior-year period.
As the result of non-cash charges related to the write-off of acquired technology as part of the Vianeta acquisition, both operating income and EBITDA were $0.2 million lower than would have been otherwise reported if these non-cash charges had not been recognized during the third quarter of 2006. The Company’s net loss during the third quarter of 2006 was $3.1 million compared with $2.3 million in the prior-year period.
EBITDA is a non-GAAP financial measure. Please refer to the “Supplemental Financial Information” and related note contained in this press release for further discussion and reconciliation of GAAP financial measures to EBITDA.
Financial Highlights—First Nine Months of 2006
Net revenues for the first nine months of 2006 were $155.8 million compared with $158.3 million in the first nine months of 2005. The decline in net revenues during the first nine months of 2006 from the prior-year period was primarily due to $2.2 million of customer contracts the Company terminated in 2005 that did not have acceptable operating margins. Operating income was $2.8 million during the first nine months of 2006 compared with $3.6 million during the
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Spheris Reports Third Quarter Results

November 13, 2006
prior-year period. Operating income during the first nine months of 2006 was reduced from the prior-year period as the result of the decline in net revenues and costs associated with technology and platform investments related to the implementation of the new Spheris Clarity platform and related speech recognition initiatives. Additionally, the decline in operating income was caused by $0.5 million of severance and compensation costs incurred during the second quarter of 2006. EBITDA was $22.7 million in the first nine months of 2006 compared with $23.8 million in the prior-year period.
As the result of non-cash charges during the first nine months of 2006 related to the write-off of acquired technology as part of the Vianeta acquisition, both operating income and EBITDA were $0.6 million lower than would have been otherwise reported if these non-cash charges had not been recognized during the first nine months of 2006. The Company’s net loss during the first nine months of 2006 was $8.8 million compared with $6.9 million in the prior-year period.
Commenting on the third quarter results, Steven E. Simpson, president and chief executive officer of Spheris, stated, “Building on the sales momentum established at the end of the second quarter, we had our largest quarter of new business signings in years. The new business signed during the third quarter of 2006 continues to validate our strategy of tightly integrating advanced technology with best-in-class service. We attribute a portion of the new business signings to our new technology platform, Spheris Clarity, which was officially launched in October at the AHIMA conference. As we have increasingly leveraged our global resources and the efficiencies inherent in our new Clarity platform, we are able to be more aggressive in the marketplace and are now beginning to see positive momentum. Although the third quarter results did not yet fully reflect these improvements and the implementation of new business, we believe Spheris is now well-positioned to show strong revenue and earnings growth in the future.”
Simpson added, “Our investments during 2006 have made Spheris a technology-enabled healthcare services company better able to differentiate itself and keep us at the top of the clinical documentation technology and services industry. With our new productized technology, we believe we have a unique and winning strategy that combines superior technology with a best-in-class workforce, and the new business momentum to show for it. We will remain focused on executing our major technology, productivity and workforce initiatives to sustain momentum into 2007.”
Balance Sheet Highlights
As of September 30, 2006, the outstanding indebtedness under the Company’s senior secured credit facility was $73.7 million and the outstanding indebtedness under the Company’s senior subordinated notes was $125.0 million.
Liquidity Highlights
As of September 30, 2006, Spheris held $8.4 million in unrestricted cash and cash equivalents. During the first nine months of 2006, the Company generated cash from operating activities of $7.5 million compared with $2.1 million of cash generated from operating activities during the same period in 2005. The $5.5 million improvement over the prior-year period reflects
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Spheris Reports Third Quarter Results

November 13, 2006
improvement in accounts receivable collections and the absence in the current year-to-date period of certain costs associated with the HealthScribe acquisition incurred during the first quarter of 2005.
Also, as previously reported, the Company recently completed an amendment to the Company’s $100.0 million senior secured credit facility, which consists of a $75.0 million term loan facility and a $25.0 million revolving credit facility. The amendment to the senior secured credit facility (i) reset the existing covenant levels for the interest coverage ratio and the leverage coverage ratio for the third quarter of 2006 through the maturity of the senior secured credit facility; (ii) increased the interest rate spread on the senior secured credit facility by 0.50% so long as the Company’s leverage ratio remains greater than 6.00 to 1.00; (iii) reduced the Company’s aggregate revolving credit available to $17.5 million so long as the Company’s leverage ratio remains greater than 5.50 to 1.00; and (iv) placed certain additional restrictions on the Company’s ability to incur further indebtedness. After giving effect to this amendment, the Company’s availability under the $25.0 million revolver portion of the Company’s senior secured credit facility increased to $15.1 million as of September 30, 2006; however, this availability continues to be limited by the Company’s outstanding letters of credit and certain terms under the senior secured credit facility.
Investor Conference Call and Webcast
 Spheris will host a conference call on November 14, 2006, at 8:00 a.m. CST. The number to call for this interactive teleconference is (507) 726-3518. The live broadcast of Spheris’ quarterly conference call will be available online at www.spheris.com and http://www.videonewswire.com/event.asp?id=36164 on November 14, 2006, at 8:00 a.m. CST. The online replay will be available shortly after the call and continue for 30 days.
About Spheris
Spheris is a leading global outsource provider of clinical documentation technology and services to approximately 500 health systems, hospitals and group practices throughout the U.S. Approximately 5,500 skilled Spheris medical language specialists support the company’s clients through secure networks, using a Web-based system with integrated voice, text and data. Customer service is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris is headquartered in Franklin, Tenn., with major operations in St. Petersburg, Fla.; Sterling, Va.; Milpitas, Calif.; Bangalore, India; and Coimbatore, India. For more information, please visit www.spheris.com.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties as described in the filings made from time to time by the Company with the Securities and Exchange Commission, including, without limitation, the following: (i) the effect our substantial indebtedness has on our ability to raise additional capital to fund our business, to react to changes in the economy or our business and to fulfill our obligations under our indebtedness, including our senior secured credit facility and indenture relating to our senior subordinated
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Spheris Reports Third Quarter Results

November 13, 2006
notes; (ii) our history of losses and accumulated deficit; (iii) our ability to effectively manage our domestic and global production capacity, including our ability to recruit, train and retain qualified medical language specialists and other technical and managerial personnel and to maintain high standards of quality service in our operations; (iv) our ability to adapt and integrate new technology into our medical transcription platforms to improve our production capabilities and expand the breadth of our service offerings; (v) the reluctance of potential customers to outsource or change providers of their medical transcription services and its impact on our ability to attract new customers and increase revenues; (vi) the effect on our business if we incur additional debt, contingent liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations; and (vii) financial and operational risks inherent in our global operations, including foreign currency rate fluctuations between the United States and India.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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Spheris Reports Third Quarter Results

November 13, 2006
SPHERIS INC.
Condensed Consolidated Statements of Operations
(Unaudited and Amounts in Thousands)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	$51,458	$51,862	$155,766	$158,265

Operating expenses:
Direct costs of revenues (exclusive of depreciation and amortization below)	37,483	37,971	114,777	116,495
Marketing and selling expenses	1,250	1,287	4,015	4,189
General and administrative expenses	5,497	4,706	14,416	14,006
Depreciation and amortization	6,590	6,611	19,713	20,015

Total operating costs	50,820	50,575	152,921	154,705

Operating income	638	1,287	2,845	3,560
Interest expense, net of income	5,353	5,000	15,649	15,066
Other income	(202)	(177)	(140)	(232)

Net loss before income taxes	(4,513)	(3,536)	(12,664)	(11,274)

Benefit from income taxes	(1,446)	(1,239)	(3,896)	(4,399)

Net loss	$(3,067)	$(2,297)	$(8,768)	$(6,875)

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Spheris Reports Third Quarter Results

November 13, 2006
SPHERIS INC.
Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	(Unaudited)
	September 30, 2006	December 31, 2005
Assets
Current assets
Unrestricted cash and cash equivalents	$8,355	$7,339
Restricted cash	744	1,320
Accounts receivable, net of allowance of $1,082 and $929, respectively	34,108	30,715
Deferred taxes	2,041	1,374
Other current assets	2,891	2,389

Total current assets	48,139	43,137
Property and equipment, net	9,658	9,152
Internally generated software, net	6,084	8,153
Customer contracts, net	33,955	45,799
Goodwill	219,039	211,116
Other noncurrent assets	3,223	2,929

Total assets	$320,098	$320,286

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,795	$3,030
Accrued wages and benefits	14,290	14,094
Current portion of long-term debt	750	750
Current portion of capital lease obligations	82	221
Other current liabilities	11,859	4,798

Total current liabilities	29,776	22,893
Long-term debt, net of current portion	193,965	195,702
Capital lease obligations, net of current portion	50	105
Deferred tax liabilities	5,842	10,375
Other long-term liabilities	453	524

Total liabilities	230,086	229,599

Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive loss	(359)	(89)
Contributed capital	110,664	102,301
Accumulated deficit	(20,293)	(11,525)

Total stockholders’ equity	90,012	90,687

Total liabilities and stockholders’ equity	$320,098	$320,286

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Spheris Reports Third Quarter Results

November 13, 2006
SPHERIS INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited and Amounts in Thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(8,768)	$(6,875)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,713	20,015
Write-off of acquired technology	574	—
Deferred taxes	(4,641)	(4,585)
Amortization of debt discounts and issuance costs	557	527
Other non-cash items	(81)	153
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,096)	(5,096)
Other current assets	(502)	(429)
Accounts payable	(390)	(506)
Accrued wages and benefits	132	(1,063)
Other current liabilities	4,652	705
Other noncurrent assets and liabilities	(1,610)	(778)

Net cash provided by operating activities	7,540	2,068

Cash flows from investing activities:
Purchases of property and equipment	(5,115)	(4,291)
Purchase of Vianeta, net of cash acquired	(8,199)	—

Net cash used in investing activities	(13,314)	(4,291)

Cash flows from financing activities:
Payments on debt and capital leases	(758)	(1,618)
Debt issuance costs	(452)	(281)
Capital contributions	8,000	350

Net cash provided by (used in) financing activities	6,790	(1,549)

Net increase (decrease) in unrestricted cash and cash equivalents	1,016	(3,772)
Cash and cash equivalents, at beginning of period	7,339	6,051

Cash and cash equivalents, at end of period	$8,355	$2,279

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Spheris Reports Third Quarter Results

November 13, 2006
SPHERIS INC.
Supplemental Financial Information
(Unaudited and Amounts in Thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
Net loss	$(3,067)	$(2,297)	$(8,768)	$(6,875)
Depreciation and amortization	6,590	6,611	19,713	20,015
Interest expense, net of income	5,353	5,000	15,649	15,066
Benefit from income taxes	(1,446)	(1,239)	(3,896)	(4,399)

EBITDA	$7,430	$8,075	$22,698	$23,807

Note to Supplemental Financial Information
Earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way management and the Company’s senior lenders view the Company’s operating results. Management believes EBITDA is useful as a supplemental measure of the performance of the Company’s operations because it isolates the Company’s operating performance from the accounting impact of the Company’s financing strategies, tax provisions and depreciation and amortization. Additionally, since EBITDA is a significant component of certain financial covenants under the Company’s senior secured credit facility agreement, management believes EBITDA is useful for investors to better assess the Company’s compliance with these financial covenants. Management believes EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP that are presented in the release, as the items excluded in the presentation of EBITDA are significant components in understanding and assessing financial performance. A reconciliation of EBITDA to the nearest comparable GAAP financial measure is provided above. EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
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